Exhibit (h)(5)


                      FUND ACCOUNTING SERVICING AGREEMENT

         THIS AGREEMENT is made and entered into as of this ___ day of _____, 2004, by and between The Tocqueville Trust, a Massachusetts business trust, The Tocqueville Alexis Trust, a Delaware statutory trust, (together, the "Tocqueville Funds") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

         WHEREAS, the Tocqueville Funds engage in business as open-end management investment companies and are so registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with each such series of the Tocqueville Funds representing interests in a separate portfolio of securities and other assets;

         WHEREAS, USBFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

         WHEREAS, the Tocqueville Funds desire to retain USBFS to provide accounting services to each series of the Tocqueville Funds listed on Exhibit A hereto (as amended from time to time) (each a "Fund").

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       Appointment of USBFS as Fund Accountant

         The Tocqueville Funds hereby appoint USBFS as fund accountant of the Tocqueville Funds on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.       Services and Duties of USBFS

         USBFS shall provide the following fund accounting services for the Tocqueville Funds, including but not limited to:

         A.       Portfolio Accounting Services:

                  (1) Maintain portfolio records on a trade date+1 basis using security trade information communicated from the investment adviser.

                  (2) For each valuation date, obtain prices from a pricing source approved by the Boards of Trustees of the Tocqueville Funds (the "Boards of Trustees" or the "Trustees") and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Boards of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

                  (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

                  (4) Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

         B.       Expense Accrual and Payment Services:

                  (1) For each valuation date, calculate the expense accrual amounts as directed by the Tocqueville Funds as to methodology, rate or dollar amount.

                  (2) Record payments for Fund expenses upon receipt of written authorization from the Tocqueville Funds.

                  (3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Tocqueville Funds.

                  (4)      Provide expense accrual and payment reporting.

         C.       Fund Valuation and Financial Reporting Services:

                  (1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Tocqueville Funds' transfer agent on a timely basis.

                  (2) Apply equalization accounting as directed by the Tocqueville Funds.

                  (3) Determine net investment income (earnings) for each Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

                  (4) Maintain a general ledger and other accounts, books, and financial records for each Fund in the form as agreed upon.

                  (5) Determine the net asset value of each Fund according to the accounting policies and procedures set forth in each Fund's Prospectus.

                  (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of each Fund.

                  (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

                  (8) Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

         D.       Tax Accounting Services:

                  (1) Maintain accounting records for the investment portfolio of each Fund to support the tax reporting required for IRS-defined regulated investment companies.

                  (2) Maintain tax lot detail for each Fund's investment portfolio.

                  (3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Tocqueville Funds.

                  (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to each Fund's transfer agent to support tax reporting to the shareholders.

         E.       Compliance Control Services:

                  (1) Support reporting to regulatory bodies and support financial statement preparation by making each Fund's accounting records available to the Tocqueville Funds, the Securities and Exchange Commission (the "SEC"), and the outside auditors.

                  (2) Maintain accounting records according to the 1940 Act and regulations provided thereunder.

         F. USBFS will perform the following accounting functions on a daily basis:

                  (1) Reconcile cash and investment balances of each Fund with the custodian, and provide the Tocqueville Funds' investment adviser with the beginning cash balance available for investment purposes.

                  (2) Transmit or mail a copy of the portfolio valuation to each Fund's investment adviser.

                  (3) Review the impact of current day's activity on a per share basis, and review changes in market value.

         G.       In addition, USBFS will:

                  (1)      Prepare monthly security transactions listings.

                  (2) Supply various Tocqueville Funds' fund and class statistical data as requested by the Tocqueville Funds on an ongoing basis.

3.       Pricing of Securities

         For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Boards of Trustees and apply those prices to the portfolio positions of each Fund. For those securities where market quotations are not readily available, the Boards of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

         If the Tocqueville Funds desire to provide a price that varies from the pricing source, the Tocqueville Funds shall promptly notify and supply USBFS with the valuation of any such security on each valuation date. All pricing changes made by the Tocqueville Funds will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

4.       Changes in Accounting Procedures

         Any resolution passed by the Boards of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by USBFS.

5.       Changes in Equipment, Systems, Service, Etc.

         USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Tocqueville Funds under this Agreement.

6.       Compensation

         USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Tocqueville Funds shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Tocqueville Funds shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Tocqueville Funds is disputing any amounts in good faith. The Tocqueville Funds shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Tocqueville Funds is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Tocqueville Funds to USBFS shall only be paid out of the assets and property of the particular Fund involved.

7.       Indemnification; Limitation of Liability

         A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Tocqueville Funds in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Tocqueville Funds shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Tocqueville Funds, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Boards of Trustees.

                  USBFS shall indemnify and hold the Tocqueville Funds harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Tocqueville Funds may sustain or incur or that may be asserted against the Tocqueville Funds by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

                  In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Tocqueville Funds shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

                  Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

8.       Proprietary and Confidential Information

         USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Tocqueville Funds all records and other information relative to the Tocqueville Funds and prior, present, or potential shareholders of the Tocqueville Funds (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Tocqueville Funds, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Tocqueville Funds.

         Further, USBFS will adhere to the privacy policies adopted by the Tocqueville Funds pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Tocqueville Funds' shareholders to any third party unless specifically directed by the Tocqueville Funds or allowed under one of the exceptions noted under the Act.

9.       Term of Agreement; Amendment

         This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year. Subsequent to the initial one year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

10.      Records

         USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Tocqueville Funds, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Tocqueville Funds and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Tocqueville Funds on and in accordance with its request.

11.      Governing Law

         This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

12.      Duties in the Event of Termination

         In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Tocqueville Funds by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Tocqueville Funds, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Tocqueville Funds (if such form differs from the form in which USBFS has maintained the same, the Tocqueville Funds shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records and other data by such successor.

13.      No Agency Relationship

         Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

14.      Data Necessary to Perform Services

         The Tocqueville Funds or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Tocqueville Funds, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

15.      Notification of Error

         The Tocqueville Funds will notify USBFS of any discrepancy between USBFS and the Tocqueville Funds, including, but not limited to, failing to account for a security position in a fund's portfolio, by the later of: within three (3) business days after receipt of any reports rendered by USBFS to the Tocqueville Funds; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

16.      Assignment

         This Agreement may not be assigned by either party without the prior written consent of the other party.

17.      Notices

         Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

         Notice to USBFS shall be sent to:

                U.S. Bancorp Fund Services, LLC
                615 East Michigan Street
                Milwaukee, WI  53202
         and notice to the Tocqueville Funds shall be sent to:

                The Tocqueville Trust and The Tocqueville Alexis Trust 1675 Broadway
                New York, New York 10019

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.


THE TOCQUEVILLE ALEXIS TRUST                U.S. BANCORP FUND SERVICES, LLC

By: ____________________________            By: ______________________________

Title: _________________________            Title: ___________________________


THE TOCQUEVILLE TRUST

By: ____________________________

Title: _________________________

                                   Exhibit A
                                    to the
                      Fund Accounting Servicing Agreement

                                  Fund Names

                           Each a Separate Series of
            The Tocqueville Trust and The Tocqueville Alexis Trust

Name of Series                                                     Date Added
--------------                                                     ----------

The Tocqueville Fund
The Tocqueville Small Cap Value Fund
The Tocqueville International Value
The Tocqueville Gold Fund
The Tocqueville Genesis Fund
The Tocqueville Alexis Fund

                                   Exhibit B
                                    to the
                      Fund Accounting Servicing Agreement


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                                                FUND ACCOUNTING SERVICES
                                                   ANNUAL FEE SCHEDULE
                                                    Tocqueville Funds
                         (Effective for a period of three (3) years from date of the Agreement)
----------------------------------------------------------------------------------------------------------------------


Complex level fee structure based upon assets            Multiple Classes
in the Tocqueville Funds complex                         ----------------
*  0.02% on first $500 million                           Each class is an additional 25% of the charge of the
*  0.01% on next $500 million                            initial class.
*  0.005% on the balance
   (Subject to $156,000 complex                          Master/Feeder Funds
   minimum for 6 Funds)                                  -------------------
                                                         Each master and feeder is charged according to the schedule.

                                                         Multiple Manager Funds
                                                         ----------------------
                                                         Additional base fee:
                                                         $12,000 per manager/sub-advisor per fund

                                                         Extraordinary services - quoted separately
                                                         ----------------------

                                                         Conversion Estimate - one month's fee (if necessary)
                                                         -------------------

                                                         NOTE - All schedules subject to change depending upon the use of derivatives - options, futures, short sales, etc.

                                                         All fees are billed monthly plus out-of-pocket expenses,
                                                         including pricing, corporate action, and factor services:

                                                             o   $.15  Domestic and Canadian Equities
                                                             o   $.15  Options
                                                             o   $.50  Corp/Gov/Agency Bonds
                                                             o   $.80  CMO's
                                                             o   $.50  International Equities and Bonds
                                                             o   $.80  Municipal Bonds
                                                             o   $.80  Money Market Instruments
                                                             o   $125 /fund/month - Mutual Fund Pricing
                                                             o   $2.00 /equity Security/Month Corporate Actions
                                                             o   $125 /month Manual Security Pricing (>10/day)
                                                             o   Factor Services (BondBuyer)
                                                             o   $1.50 /CMO/month
                                                             o   $.25  /Mortgage Backed/month
                                                             o   $300 /month Minimum Per Fund Group
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